EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement"), dated as of May 20, 2003, is entered into by and between MARK L. KAY, an individual ("Employee"), and STRIKEFORCE TECHNOLOGIES, INC., a New Jersey C-corporation (the "Company").

                                R E C I T A L S :
                                 - - - - - - - -

          A. The Company is in the business of providing primarily authentication security software and related consulting services to individuals and companies (the "Business"); and

          B. Employee is committed to making a $300,000 capital investment in the Business of Employer this month as part of Employer's initial funding instrument; and

          C. The Company desires to employ Employee and Employee desires to accept such employment upon the terms and subject to the conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, Employee and the Company hereby agree as follows:

          1. Definitions. The following terms, when capitalized, shall have the meanings set forth below:

          "Board" shall mean the Board of Directors of the Company or any applicable committee thereof.

          "Business" shall mean authentication security software and related consulting services to individuals and companies.

          "Company Business" shall mean the Business and all other businesses in which the Company or any of its affiliates is engaged and in which Employee participates or is otherwise involved during Employee's employment with the Company.

          "Cause" shall mean (a) the commission by Employee of an act or series of acts which in any case results in material injury to the business or reputation of the Company; or (b) Employee's gross misconduct, fraud, misappropriation of funds, or commission of a felony; or (c) Employee's willful failure to perform his duties or the directions given to him as provided in
Section 3 of this Agreement, which failure has not been cured in all material respects within twenty (20) days after the Company gives written notice thereof to Employee; or (d) Employee's material breach of any provision of this Agreement, which breach has not been cured in all material respects within twenty (20) days after the Company gives written notice thereof to Employee.

          "Confidential Information" shall mean information that is not generally known and includes, but is not limited to, sales and marketing information, customer account records, training and operations materials and memoranda, personnel records, pricing and financial information relating to the business, accounts, customers, employees and affairs of the Company or any of its affiliates; any other similar information; and any and all other information that may be marked "Confidential" by the Company. All inventions, discoveries, techniques, technologies, methodologies, software, improvements, and other similar works developed, conceived or created by Employee, either alone or in conjunction with others, during Employees' employment with the Company shall be considered "Confidential Information".

          "Disability" shall mean that Employee is disabled so as to be unable to perform his material duties hereunder, with or without accommodation, as established pursuant to policies of the Company in effect from time to time.

          "Earned Salary" shall mean base salary earned, but unpaid, for services rendered to the Company by Employee prior to the date of a termination.

          "Good Reason" shall mean any of the following: (a) a material diminution of the duties or employment position of Employee as described in
Section 3; (b) a reduction in Employee's base salary or incentive compensation;
(c) a material breach by the Company of its obligations under this Agreement; or
(d) any change in Employee's principal place of work which would increase Employee's commute by 35 miles or more. "Good Reason" shall not be effective until the expiration of ten (10) business days following written notice to the Company of Employee's grounds for claiming "Good Reason". Any action or inaction which is remedied by the Company within ten (10) business days following such written notice shall not constitute "Good Reason".

          "Vested Benefits" shall mean vested benefits under, and payable in accordance with the terms of, the Company's employee benefit plans as they may exist from time to time (excluding, however, any Severance Payments described in Section 7 hereof).

          2. Initial Term of Agreement. The Company hereby employs Employee, and Employee hereby accepts such employment and agrees to serve the Company, as its Chief Executive Officer, for an initial term from May 20, 2003, through June 1, 2006.

          3. Duties. Employee hereby agrees to perform such duties as are customarily associated with and incidental to the position described in Section 2 and as may be assigned to him from time to time by the Board of Directors, to whom Employee is responsible. Employee shall also serve as a voting member of the Board of Company. Employee shall devote his full business time and efforts solely to the business and interest of the Company. During the term of this Agreement, Employee shall not engage in any activity which would be inconsistent with such duties or with the objectives and business of the Company and shall diligently perform his obligations and discharge his duties under this Agreement. Employee shall adhere to all ethical practices and other policies, rules and regulations established by the Company from time to time.

          4. Compensation. The Company shall pay to Employee salary at a per annum rate of $75,000 until the closing date of the first $2 million in funding, and $150,000 per annum thereafter. Such payments shall be made in accordance with the Company's customary practices for the payment of salaries to full-time salaried employees. Employee's base salary hereunder shall be reviewed in accordance with normal compensation review practices of the Company for employees with positions similar to the position of Employee hereunder. All payments made to Employee pursuant to this Section 4 shall be subject to withholding on account of applicable federal, state and local taxes. During his employment, Employee shall be entitled to participate in a market-competitive incentive bonus plan that shall be developed by Employee for this and each forthcoming fiscal year of the Company and submitted to the Board of Directors for approval and implementation. The plan shall be designed to reward performance that increases shareholder value by increasing the before tax earnings of the Company. Unless otherwise agreed, it is expected that the Bonus Plan will provide incentives to senior level employees in amounts ranging from 10% to 200% of their base Compensation.

          5. Benefits. While Employee is employed pursuant to this Agreement, Employee shall be entitled to benefits from the Company which are substantially comparable to the benefits which may be provided from time to time to other full-time employees of the Company with positions similar to the position of Employee hereunder.

          (a) Beginning in 2003, Employee shall have four (4) weeks of Paid Time Off (PTO) per calendar year, two weeks of which is bankable if not used by the end of that calendar year.

          (b) Company shall reimburse Employee for reasonable expenses incurred by him or paid by Employee in performing his duties, responsibilities, or services under this Agreement, including travel and business development/entertainment expenses.

          (c) Company shall pay costs of overnight accommodations for Employee when, in Employee's reasonable judgment, it is in the best interests of conducting the Company's business for Employee to remain in New Jersey overnight instead of commuting to his home.

          6. Equity. The Board hereby grants Employee options (the "Options") to purchase 1,000,000 shares of the Company's common stock (the "Common Stock") on a fully converted, fully diluted basis after completion of the funding round that is in progress. The Options shall be at $1.00, have a term of 10 years from vesting date in which to be exercised, and shall vest over a three (3) year period, with 33-1/3% vesting on June 1, 2004, 33-1/3% vesting on June 1, 2005, and the remainder vesting on June 1, 2006. The other terms of the Options shall be governed by the Company's option plan as it may be in effect from time to time however, no changes in the amount, term, price or vesting schedule shall be made without Employee's prior written consent.

          7. Severance Payment. If the Company terminates Employee's employment with the Company for any reason other than for Cause, or other than as a result of Employee's death or Disability, or if Employee terminates Employee's employment with the Company for Good Reason, the Company shall pay Employee the following:

          (a) In the event Employee's employment is terminated at any time prior to his six-month anniversary with Company, continue to pay Employee the per annum rate of salary in effect for Employee on the date of such termination for a period of three (3) months thereafter (the "Severance Payment");

          (b) In the event Employee's employment is terminated at any time as of his six-month anniversary and up to the date of his fifth year anniversary with the Company, continue to pay Employee the per annum rate of salary in effect for Employee on the date of such termination for a period of six (6) months thereafter (the "Severance Payment");

          (c) In the event Employee's employment is terminated at any time as of his five-year anniversary with the Company, or thereafter, continue to pay Employee the per annum rate of salary in effect for Employee on the date of such termination for a period of twelve (12) months thereafter (the "Severance Payment");

          (d) Continue Employee's medical and dental benefits at the level then in effect on the date of such termination for a period of the Severance Payment; provided, however, that if Employee secures other employment during such period that provides similar coverage, the Company's obligation under this subsection (d) shall terminate; and

          (e) pay to Employee such bonus compensation under the Company's short-term incentive plan, if any, that is in proportion to the number of days Employee was employed in the fiscal year for which the bonus is calculated and paid, payable at the time such bonus is paid generally under the plan. (eg. If Employee was employed for 182 days in the fiscal year of employment termination, then Employee would receive 50% of the bonus payable for that fiscal year, less any partial payments already received by Employee.);

          (f) Permit Employee to retain and exercise all Options as set forth in Section 6 of this Agreement for the full duration of their term; and


          (g) At Employee's request, the Company shall repurchase all or part of any Company stock distributed to Employee, at its then current Fair Market Value as may be established by an independent appraiser (as mutually agreed upon by Employee and Company, and paid for by the Company) if the stock is not publicly traded. Any such repurchase shall be in accordance with applicable accounting rules to avoid adverse accounting treatment.

In the event that:

          (x) The Company terminates Employee's employment with the Company for Cause;

          (y) Employee voluntarily terminates his employment with the Company (other than for Good Reason); or

          (z) Employee's employment with the Company is terminated due to Death or Disability,

the Company shall not be obligated to make any Severance Payments or bonus payments to Employee and Employee shall only be entitled to receive payment of his Earned Salary and Vested Benefits up to and including the date of any such termination. Upon the payments of the aforesaid sums by the Company, all of the Company's obligations to make any further payments to Employee pursuant to this Agreement shall be terminated. The foregoing provisions of this Section 6 set forth the sole liability and obligation of the Company in the event of a termination, other than any obligations of the Company that may be required by law with respect to employee benefit plans (e.g., COBRA requirements).


          8. Termination In Connection With A Change in Control. If, during the term of this Agreement, the Company undergoes a Change in Control (as defined below), and Employee is Terminated (as defined below), then, in place of the Company's obligations under Section 6, the Company shall:

          (a) pay Employee the compensation and benefits otherwise payable to Employee under Section 4, through the date of termination;


          (b) pay Employee, for twelve (12) months after the date of termination, his Base Salary under Section 4 above, at Employee's then-current salary, plus a bonus equal to 75% of Base Salary, less applicable deductions and withholding taxes, payable on the Company's normal payroll/bonus payment dates during that period;


          (c) continue Employee's coverage under the Company's benefit plans of general application, or similar plans, at the Company's expense, for twelve (12) months after the date of termination, provided, however, that if Employee secures other employment during such period that provides similar coverage, the Company's obligation under this subsection (c) shall terminate;

          (d)       accelerate the vesting of all of Employee's Stock Options;
                    and

          (e) at Employee's request, the Company shall repurchase all or part of Employee's stock/vested options in the Company at the then-current Fair Market Value as may be established by an independent appraiser (mutually agreed upon by Employee and Company and paid for by the Company) if the stock is not publicly traded. Any such repurchase shall be in accordance with applicable accounting rules to avoid adverse accounting treatment.

                    For purposes of this Section 8:

          (a) a "Change in Control" shall mean a transaction or series of related transactions (such as a merger, consolidation, sale of assets or tender offer) whereby the Company's stockholders immediately prior to the transaction or series of related transactions own less than a majority of the Company's voting stock, or the voting stock of the surviving entity of any such transaction or series of related transactions, after such transaction, on account of shares held by such stockholders in the Company immediately prior to such transaction or series of related transactions; and

          (b) "Terminated" shall mean that Employee is not offered a position in the surviving entity in the Change in Control, or an affiliate of such company, including the Company, that is of the same title, responsibility and compensation as the position Employee held in the Company prior to the Change in Control, within 50 miles of the Company's executive office prior to the Change in Control, and maintained in that position for at least twelve (12) months after the Change in Control, except for Cause. For the avoidance of doubt, if Employee is offered and maintained in a position where he continues to be the chief executive of the primary portion of the business that was operated by the Company prior to the Change in Control, at the same compensation and within 50 miles of the previous executive office, then he will not be deemed to have been "Terminated", even if he is not called the President or Chief Executive Officer of the surviving company.

          9. Confidential Information. Employee shall not use, reveal, divulge or disclose, or permit or assist any other person, firm, partnership, limited liability company, corporation, or unincorporated association to use, any Confidential Information. Notwithstanding the foregoing, Employee shall not be subject to the restrictions set forth in this Section 9 with respect to information which:

          (a) becomes generally available to the public other than as a result of disclosure by Employee or his agents or representatives;

          (b) becomes available to Employee on a non-confidential basis from a source other than the Company or its agents, provided that such source lawfully obtained such information and is not bound by a confidentiality obligation not to disclose such information; or

          (c)       is required to be disclosed by law.

The provisions of this Section 9 shall survive indefinitely and remain in full force and effect regardless of any termination of this Agreement and the termination of Employee's employment with the Company for any reason.

          10. Restriction Against Competition. In recognition of the product and industry knowledge, training, and client information Employer shall provide to Employee as part of his new employment with Employer, as well as the agreed-upon compensation, Employee agrees that throughout the term of his employment with the Employer and for a period of one (1) year thereafter, regardless of the reason for termination of employment, he will not, individually or in conjunction with any other person, or as an employee, consultant, agent, representative, partner or holder of any interest in any other person, firm, corporation or other association:

          (a) Solicit, entice or induce, or authorize or direct any person, firm or corporation to solicit, entice or induce any person, firm or corporation, with whom Employee had direct business contact during the last year prior to his termination date, to reduce the amount of, or cease doing, business with the Employer;

          (b) Solicit, entice or induce any person who is presently employed with the Employer to become employed by any other person, firm or corporation, and Employee shall not approach any such employee for such purpose or authorize or direct the taking of such actions by any other person; and

          (c) Solicit, be employed by, consult for, participate in, directly or indirectly, or accept business in any area of Business that is competitive with Employer's.

          11. Remedies. Employee acknowledges and agrees that the Company would suffer irreparable harm from a breach by Employee of the restrictive covenants set forth in Section 9 and/or 10. Therefore, in the event of the actual or threatened breach by Employee under Section 9 and/or 10, the Company may, in addition and supplementary to any other rights and remedies existing in its favor (including, without limitation, its right to terminate Employee's employment), apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violation of the provisions of Sections 9 and/or 10.

          12. Dispute Resolution. Any controversy relating to the existence of Cause or Good Reason shall be settled by arbitration in the city in which the Company's headquarters is located, in accordance with the laws of the State of New Jersey by an arbitrator that is mutually acceptable to the Company and Employee. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association, before a panel of three (3) arbitrators, to be selected by mutual agreement of the parties. Any and all fees charged by any arbitrator or panel of arbitrators shall be borne by the Company. The award of the arbitrators shall be binding upon the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          13. Litigation/Arbitration Expenses. In the event that any dispute arises between Employee and the Company as to the terms or interpretation of this Agreement, whether instituted by formal legal proceedings, arbitration or otherwise, including any action that either party takes to enforce the terms of this Agreement or to defend against any action taken by the other, the prevailing party shall be reimbursed for all costs and expenses (except as provided in Section12 hereof regarding arbitration costs), including reasonable attorney's fees, arising from such dispute, proceedings or actions, provided that the prevailing party shall obtain a final judgment by a court of competent jurisdiction in favor of the prevailing party. Such reimbursement shall be paid within ten (10) days of furnishing written evidence, which may be in the form, among other things, of a cancelled check or receipt, of any costs or expenses incurred.

          14. Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three
(3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

         If to Employee:   Mark L. Kay
                           205 East Laurier Place
                           Bryn Mawr, PA  19010

         If to the Company: StrikeForce Technologies, Inc.
                            1090 King Georges Post Road
                            Suite 108
                            Edison, NJ  08837

          15. Reformation; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid under applicable law, such provision shall be effective only to the extent of its enforceability or validity, without affecting the enforceability or validity of the remainder of this Agreement, and such court shall have jurisdiction to reform this Agreement to the maximum extent permitted by law. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

          16. Binding Effect; Waiver. The terms and provisions of this Agreement shall be binding on and inure to the benefit of Employee, his heirs, executors, administrators, and other legal representatives and shall be binding on and inure to the benefit of the Company, its affiliates, successors or assigns. The failure of the either party at any time or from time to time to require performance of any of the breaching party's obligations under this Agreement shall in no manner affect the other party's right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.

          17. Entire Agreement. This Agreement constitutes the entire agreement and understanding between Employee and the Company with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to the subject matter hereof.

          18. Amendment. No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure by Employee therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto.

          19. Assignment. This Agreement is for personal services to be performed by Employee and may not be assigned or transferred by Employee, or the obligations of Employee performed by any other party. All of the rights and obligations of the Company under this Agreement are fully assignable and transferable by the Company.

          20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          21. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

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


          22. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

          IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the date first above written.



                                    EMPLOYEE:

                                 /S/ Mark L. Kay
                                   --------------------------------
                                     Mark L. Kay



                                   COMPANY:

                                   StrikeForce Technologies, Inc.


                                   By:   /S/ Robert Denn
                                         --------------------------
                                   Name:     Robert Denn
                                         --------------------------
                                   Title:    President
                                         --------------------------

                        AMENDMENT TO EMPLOYMENT AGREEMENT
                                     BETWEEN
                  StrikeForcc Technologies, Inc & Mark L. Kay


     WHEREAS Mark L. Kay, an individual (Employee) and StrikeForce Technologies, Inc. Have entered into an Employment Agreement May 20, 2003: and

     WHEREAS the Employment Agreement has made several recitals: and

     WHEREAS the Employment Agreement specifically makes mention to and outlines the form and facts of compensation to be paid.

     NOW, THEREFORE, be it known that as of this date November 27, 2004, Mr. Kay has consented to amend his Employment Agreement, specifically the compensation section (4) of the employment agreement. This amendment is to authorize the change, regarding the salary increase, based upon StrikeForce Technologies, Inc. receiving two million ($2,000,000) dollars of funding. This clause is to be replaced with the agreed upon wording "there will be no raises permitted until the Company is public". This change is agreed to by both parties (Mark L. Kay & StrikeForce Technologies, Inc.) as evidenced by the respective signatures of the parties below.

     IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this amendment as of the date November 27, 2004.







EMPLOYEE;

/S/ Mark L. Kay
     ------------
    Mark L. Kay







COMPANY:

StrikeForce Technologies, Inc.

By:/S/Robert Denn
   --------------
Name: Robert Denn

Title:President

                        ADDENDUM TO EMPLOYMENT AGREEMENT
                     Between StrikeForce Technologies, Inc &
                                   Mark L. Kay


     WHEREAS Mart L. Kay, an individual (Employee) and StrikeForce Technologies, Inc, Have entered into an Employment Agreement May 20,2003; and

     WAEEREAS the Employment Agreement has made several recitals: and

     WHEREAS the Employment Agreement specifically makes mention to and outlines the form and facts of compensation to be paid.

     NOW, THEREFORE, be it known that as of this date April 16, 2004 the executive management team (in an informal discussion) has unanimously consented to amend Mr. Kay'a Employment Agreement, specifically the compensation section (4) of the employment agreement This Addendum is to authorize the increase in Mr, Kay's compensation (Section 4 of the original Employment Agreement) to one hundred eleven thousand (S111,000) dollars,

     IN WITNESS WHEREOF, me parties hereto have executed or caused to be executed this Addendum as of the date April 16, 2004.





EMPLOYEE:

By:/S/ Mark L. Kay
  ----------------
      Mark L, Kay


COMPANY:

StrikeForce Technologies, Inc.

By:/S/Robert Denn
   --------------
Name: Robert Denn

Title:President